Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), entered into on the 13th day of February, 2016 to be effective as of the 1st day of April, 2016 (the “Effective Date”), is by and between SPIRIT AEROSYSTEMS, INC., a Delaware corporation (the “Company”), and Thomas C. (Tom) Gentile III (“Employee”). The Company’s parent company is Spirit AeroSystems Holdings, Inc. (“Holdings”).

RECITALS

WHEREAS, the Company is engaged in the manufacture, fabrication, maintenance, repair, overhaul, and modification of aircraft and aircraft components and markets and sells its services and products to its customers throughout the world (the “Business”); and

WHEREAS, the Company has agreed to employ Employee as its Executive Vice President and Chief Operating Officer and as Executive Vice President and Chief Operating Officer of Holdings, and Employee has agreed to accept such employment in accordance with the terms and conditions of this Agreement; and

WHEREAS, in the course of performing Employee’s duties for the Company, Employee is likely to gain certain confidential and proprietary information belonging to the Company, develop relationships that are vital to the Company’s goodwill, and acquire other important benefits to which the Company has a protectable interest.

AGREEMENT

NOW THEREFORE, in consideration of the foregoing, and the representations, warranties, and covenants hereinafter, the parties hereto agree as follows:

Section 1.                                           Employment.  The Company hereby hires Employee to be its Executive Vice President and Chief Operating Officer and Executive Vice President and Chief Operating Officer of Holdings, and to perform such duties and services in and about the Business as are appropriate for a person in such position.  The job title and duties referred to in the preceding sentence may be changed by the Company and/or Holdings in the Company’s and/or Holdings’ sole discretion at any time, so long as the changes are consistent with responsibilities of an Executive Vice President and Chief Operating Officer.  Employee’s office will be at the Company’s headquarters in Wichita, KS.  Employee shall devote Employee’s full time to this employment.  Employee’s employment hereunder shall commence on the Effective Date and shall continue until termination of the Agreement in accordance with its terms (the “Employment Period”).  In the event that Employee ceases to be employed by the Company for any reason, Employee shall tender his resignation from all positions he holds with the Company and any of its affiliates, effective on the date his employment is terminated.  Employee shall report directly to the Company’s Chief Executive Officer.

Section 2.                                           Performance.  Employee shall use Employee’s best efforts and skill to faithfully enhance and promote the Business and the welfare and best interests of the Company.  The Employee shall strictly comply with all rules and regulations of the Company, follow all laws and regulations of appropriate government authorities, and be governed by reasonable decisions and instructions of the Company as are consistent with job duties as described above.

Section 3.                                           Compensation.  Except as otherwise provided for herein, for all services to be performed by the Employee in any capacity hereunder, including without limitation any services as an officer, director, member of any committee, or any other duties assigned Employee throughout the Employment Period, the Company shall pay or provide Employee with the following, and Employee shall accept the same, as compensation for the performance of Employee’s undertakings and the services to be rendered by Employee:

(a)                                 Base Salary.  Initially, Employee will be entitled to an annual salary of One Million Dollars ($1,000,000.00) (the “Base Salary”), which shall be paid in accordance with the Company’s policies and procedures.  The Base Salary may be changed from time to time based on Employee’s and the Company’s performance, which may include, without limitation, participation in a periodic salary evaluation program on the same basis (including timing) as other employees of the Company of similar position, except that the Base Salary may not be decreased (but may be increased) for three years after the Effective Date, except in connection with an across-the-board decrease affecting other employees of the Company of similar position.

(b)                                 Annual Incentive Compensation.  Employee shall be eligible for annual incentive compensation (either in cash or common stock of the Company’s parent) under the Spirit AeroSystems Holdings, Inc. short-term incentive program (the “STIP”) maintained pursuant to and in accordance with the terms and conditions of the Spirit AeroSystems Holdings, Inc. 2014 Omnibus Incentive Plan, as amended or restated from time to time (the “OIP”). Employee’s STIP award opportunity will be 140% of Base Salary if target performance goals are reached.  If the target performance goals are not reached, or if target performance goals are exceeded, Employee shall be entitled to incentive compensation (if any) otherwise provided by Company policy and/or the STIP under the OIP.  In addition to the foregoing:

(i)                                     For the 2016 plan year, Employee will be entitled to an incentive compensation award under the STIP of no less than 57.5% of Base Salary; and

(ii)                                  Any amount Employee is entitled to receive for the 2016 plan year will not be prorated due to service for less than the full 2016 plan year.

(c)                                  Long-Term Incentive Awards.  Employee will be eligible to participate in annual awards under the Spirit AeroSystems Holdings Inc. long-term incentive program granted by the Board of Directors of Spirit AeroSystems Holdings, Inc. (the “Board”) or its compensation committee, pursuant to and in accordance with the terms and conditions of the OIP.  Employee’s annual LTIP award opportunity will be equal to 300% of Base Salary.  Employee’s annual LTIP awards will be granted at the time and on the terms that the Company grants annual LTIP awards under the OIP to its other executives.

(d)                                 Nonqualified Deferred Compensation Plan. Employee will be eligible to participate in the Spirit AeroSystems Holdings, Inc. Amended and Restated Deferred Compensation Plan, as amended or restated from time to time (the “DCP”), subject to and in accordance with the terms and provisions of the DCP.

Employee may elect to voluntarily defer compensation under the DCP in accordance with the terms and conditions of the DCP and the plan administrator’s policies and procedures. In addition, on each anniversary of the Effective Date that Employee remains employed by the Company, the Company will credit his account under the DCP with Five Hundred Thousand Dollars ($500,000).

(e)                                  Sign on Bonus — Restricted Stock Award.  In consideration of entering into this Agreement, the Company will grant the Employee a one-time award of $3,000,000 of restricted stock (the “Sign On Bonus Shares”) under the OIP, subject to the terms and provisions of the OIP and this Section 3(e).  In lieu of any vesting schedule described in the OIP, the Sign On Bonus Shares will be subject to the following vesting schedule:

Years of Service	Vested
After the Effective Date	Percentage
Less than 1	0%
1 but less than 2	50%
2 or more	100%

If, at any time after the first anniversary of the Effective Date but prior to the second anniversary of the Effective Date, the Employee’s employment is terminated (i) by the Company for any reason other than Cause or (ii) by the Employee for any reason, any Sign On Bonus Shares that remain unvested shall immediately vest.  Notwithstanding the foregoing, the Company agrees to withhold in kind a sufficient portion of the Sign On Bonus Shares on the first anniversary of the Effective Date so that the Company is able to satisfy its tax withholding obligations with respect to 100% of the Sign On Bonus Shares and furthermore the withholding attributable to the shares that vest on the second anniversary of the Effective Date (the “Tranche 2 Shares”) shall be covered by the vesting of a sufficient portion of the Tranche 2 Shares at the time the withholding is due.

(f)                                   Relocation.  Employee will be entitled to relocation benefits under the terms of the Company’s Corporate Domestic Relocation Guide — Level 4 Policy (Senior Vice President and Above) (the “Policy”).

(g)                                  Other Benefit Plans.  Employee shall also be eligible to participate in the Company’s other employee benefit plans, policies, practices, and arrangements as the same may be offered to other officers of the Company from time to time, including, without limitation, (i) any retirement plan, excess or supplementary plan, profit sharing plan, savings plan, health and dental plan, disability plan, survivor income and life insurance plan, executive financial planning program, or other arrangement, or any successors thereto; and (ii) such other benefit plans as the Company may establish or maintain from time to time (collectively the “Benefit Plans”).  The Employee’s entitlement to any other compensation or benefits shall be determined in accordance with the terms and conditions of the Benefit Plans and other applicable programs, practices, and arrangements then in effect.

(h)                                 Earned Time Off.  Employee will be provided with earned time off and twelve (12) paid holidays each year in accordance with the Company’s policies and practices in effect from time to time.  Notwithstanding any contrary policy or practice, however, Employee will be credited with a minimum of twenty-five (25) days of earned time off per year.

(i)                                     Fringe Benefits.  The Employee will be provided with all fringe benefits and perquisites in accordance with the Company’s policies as the same may be amended from time to time.

(j)                                    Withholding Taxes.  The Company shall have the right to deduct from all payments made to Employee hereunder any federal, state, or local taxes required by law to be withheld.

(k)                                 Expenses.  During Employee’s employment, the Company shall promptly pay or reimburse Employee for all reasonable out-of-pocket expenses incurred by Employee in the performance of duties hereunder in accordance with the Company’s policies and procedures then in effect.

The Company and Employee each acknowledge that amounts paid under this Agreement, the OIP or the other Benefit Plans are subject to any policy on the recovery of compensation (i.e,. a so-called “clawback policy”), as it exists now or as later adopted, and as thereafter amended from time to time.

Section 4.                                           Restrictions.

(a)                                 Acknowledgements.  Employee acknowledges and agrees that:  (1) during the term of Employee’s employment, because of the nature of Employee’s responsibilities and the resources provided by the Company, Employee will acquire valuable and confidential skills, information, trade secrets, and relationships with respect to the Business; (2) Employee may develop on behalf of the Company a personal acquaintance and/or relationship with various persons, including, but not limited to, customers and suppliers, which acquaintances may constitute the Company’s only contact with such persons, and, as a consequence of the foregoing, Employee will occupy a position of trust and confidence with respect to the Company’s affairs; (3) the Business involves the marketing and sale of the Company’s products and services to customers throughout the entire world, the Company’s competitors, both in the United States and internationally, consist of both domestic and international businesses, and the services to be performed by Employee for the Company involve aspects of both the Company’s domestic and international business; and (4) it would be impossible or impractical for Employee to perform Employee’s duties for the Company without access to the Company’s confidential and proprietary information and contact with persons that are valuable to the goodwill of the Company.  Employee acknowledges that if Employee went to work for, or otherwise performed services for, a third party engaged in a business substantially similar to the Business, the disclosure by Employee to a third party of such confidential and proprietary information and/or the exploitation of such relationships would inevitably harm the Company’s Business.

(b)                                 Reasonableness.  In view of the foregoing and in consideration of the remuneration to be paid to Employee, Employee agrees that it is reasonable and necessary for the protection of the goodwill and business of the Company that the Employee make the covenants contained in this Agreement regarding the conduct of Employee during and subsequent to Employee’s employment by the Company, and that the Company will suffer irreparable injury if Employee engages in conduct prohibited by this Agreement.

(c)                                  Non-Compete.  During the term of Employee’s employment by the Company and for a period of (i) in the case of involuntary termination by the Company without Cause or termination by Employee for Good Reason, one (1) year after termination of employment, and (ii) in the case of termination of employment for any other reason, two (2) years after termination of such employment, neither Employee nor any other person or entity with Employee’s assistance nor any entity in which Employee directly or indirectly has any interest of any kind (without limitation) shall anywhere in the world, directly or indirectly own, manage, operate, control, be employed by, solicit sales for, invest in, participate in, advise, consult with, or be connected with the ownership, management, operation, or control of any business which is engaged, in whole or in part, in the Business, or any business that is competitive therewith or any portion thereof, except for the exclusive benefit of the Company; provided, however, that Employee shall not be deemed to have breached this provision if (i) Employee’s sole relation with any such entity consists of Employee’s holding, directly or indirectly, not greater than two percent (2%) of the outstanding securities of a company which are either listed on or through a national securities exchange or owned through an investment in a private equity or other commingled fund or (ii) Employee provides services to (or owns the related equity of) such an entity so long as the combined revenues of such entity and its affiliates relating to the competition with the Business or competitive activities as described in this paragraph represent in the aggregate less than five percent (5%) of the combined revenues of such entity and its affiliates and so long as Employee has no direct involvement in any activities that compete with the Business.

(d)                                 Non-Solicitation.  In addition, during the term of Employee’s employment by the Company and for a period of (i) in the case of involuntary termination by the Company without Cause or termination by Employee for Good Reason, one (1) year after termination of employment, and (ii) in the case of termination of employment for any other reason, two (2) years after termination of such employment, neither Employee nor any person or entity with Employee’s assistance nor any entity that the Employee or any person with Employee’s assistance or any person who Employee directly or indirectly controls shall, directly or indirectly, (1) solicit or take any action to induce (A) any employee to quit or terminate their employment with the Company or the Company’s affiliates other than in connection with Employee’s good faith performance of his duties during the Employment Period or (B) any customer to cease doing business with, or reduce or modify its business with, the Company or the Company’s affiliates other than in connection with Employee’s good faith performance of his duties during the Employment Period, or (2) employ as an employee, independent contractor, consultant, or in any other position, any person who was an employee of the Company or the Company’s affiliates during the aforementioned period.

(e)                                  Confidentiality.  Without the express written consent of the Company, Employee shall not at any time (either during or after the termination of the term of Employee’s employment) use (other than for the exclusive benefit of the Company) or disclose, other than in connection with Employee’s good faith performance of his duties during the Employment Period, to any other person or business entity any Confidential Information.  For purposes of this Agreement, “Confidential Information” means any information (whether in written, oral, graphic, schematic, demonstration, or electronic format, whether or not specifically marked or identified as confidential, and whether obtained by Employee before or after the Effective Date), not otherwise publicly disclosed by the Company or Holdings, regarding (without limitation) the Company, Holdings and their affiliates, or their Business, customers, suppliers, business partners, prospects, contacts, contractual arrangements, discussions, negotiations, evaluations, labor negotiations, bids, proposals, aircraft programs, costs, pricing, financial condition or results, plans, strategies, governmental relations, projections, analyses, methods, processes, models, tooling, know-how, trade secrets, discoveries, research, developments, inventions, engineering, technology, proprietary information, intellectual property, designs, computer software, intelligence, legal or regulatory compliance, accounting decisions, opportunities, challenges, and any other information of a confidential or proprietary nature.  Notwithstanding the foregoing, Confidential Information will not include any such information that:  (1) Employee is required to disclose by the order of a court or administrative agency, subpoena, or other legal or administrative demand, so long as (A) Employee gives the Company written notice and an opportunity to contest or seek confidential treatment of such disclosure; and (B) Employee fully cooperates at the Company’s expense with any such contest or confidential treatment request; (2) has been otherwise disseminated, disclosed, or made available to the public by the Company; or (3) was obtained by Employee in good faith after Employee’s employment with the Company ended and from some source other than the Company, which source was not, and should not reasonably have been, known by Employee to be under an obligation of confidentiality.

(f)                                   Effect of Breach.  Employee agrees that a breach of this Section 4 cannot adequately be compensated by money damages and, therefore, the Company shall be entitled, in addition to any other right or remedy available to it (including, but not limited to, an action for damages), to an injunction restraining such breach or a threatened breach and to specific performance of such provisions, and Employee hereby consents to the issuance of such injunction and to the ordering of specific performance, without the requirement of the Company to post a bond or other security.

(g)                                  Other Rights Preserved.  Nothing in this Section eliminates or diminishes rights which the Company may have with respect to the subject matter hereof under other agreements, the governing statutes, or under provisions of law, equity, or otherwise, except that the covenants contained in Sections 4(c) and (d) shall supersede and replace the same or similar covenants contained in any other agreements, including in the Benefit Plans.  Without limiting the foregoing, this Section does not limit any rights the Company may have under any agreement with Employee regarding trade secrets and confidential information.

(h)                                 Section 409A.  The Company and the Employee intend that the payments and benefits provided for in this Agreement either be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or be provided in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 4(h).  Employee acknowledges that Section 409A of the Code places responsibility for additional taxes and penalties on Employee and not the Company in the event of a breach of the provisions of Section 409A of the Code.  Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 6(b) of this Agreement shall be paid or provided only at the time of a termination of the Employee’s employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)).  Further, if at the time of the Employee’s termination of employment with the Company, the Employee is a “specified employee” as defined in Section 409A of the Code as determined by the Company in accordance with Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in payments or benefits ultimately paid or provided to the Employee) until the date that is at least six (6) months following the Employee’s termination of employment with the Company (or the earliest date permitted under Section 409A of the Code), whereupon the Company will pay the Employee a lump-sum amount equal to the cumulative amounts that would have otherwise been previously paid to the Employee under this Agreement during the period in which such payments or benefits were deferred.  Thereafter, payments will resume in accordance with this Agreement.  For purposes of Section 409A of the Code, each of the payments that may be made under this Agreement are designated as separate payments.

Notwithstanding anything to the contrary in this Agreement, in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit.  Notwithstanding anything to the contrary in this Agreement, reimbursement requests must be timely submitted by the Employee and, if timely submitted, reimbursement payments shall be promptly made to the Employee following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred.  In no event shall the Employee be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred.  This Section shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to the Employee.

Additionally, in the event that following the date hereof the Company or the Employee reasonably determines that any compensation or benefits payable under this Agreement may be subject to Section 409A of the Code, the Company and the Employee shall work together to adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (x) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (y) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

Section 5.                                           Termination.  This Agreement shall terminate upon the following circumstances:

(a)                                 Without Cause.  At any time at the election of either Employee or the Company for any reason or no reason, without Cause (as defined below), but subject to the provisions of this Agreement.  It is expressly understood that Employee’s employment is strictly “at will.”

(b)                                 Cause.  At any time at the election of the Company for Cause.  “Cause” for this purpose shall mean (i) Employee’s commission of a material breach of this Agreement or acts involving fraud, material and intentional dishonesty, material and intentional unauthorized disclosure of Confidential Information, the commission of a felony or other crime involving moral turpitude, or material violation of policies of the Company; (ii) direct and deliberate acts constituting a material breach of Employee’s duty of loyalty to the Company; (iii) Employee’s refusal or material failure (other than by reason of a Disability (as defined below)) to perform Employee’s job duties and responsibilities, including, but not limited to, any duties or responsibilities reasonably assigned to Employee by the Chief Executive Officer or the Board, if such refusal or failure is not remedied within 30 days after Employee receives written notice thereof from the Chief Executive Officer or the Board; (iv) Employee’s material underperformance, as reflected in two consecutive written performance reviews provided to Employee not less than 6 months apart; or (v) Employee’s inability to obtain and maintain the appropriate level of United States security clearance.

(c)                                  Death or Disability.  Employee’s death or Employee’s being unable, due to physical or mental disability, to render the services required to be rendered by Employee for a period of one hundred eighty (180) days during any twelve (12)-month period (“Disability”).

Section 6.                                           Effect of Termination.

(a)                                 If Employee’s employment is terminated for any reason other than as described in Section 6(b) below, the Company will pay Employee’s compensation only through the last day of the Employment Period (less any amounts the Company may off-set or deduct as specified in this Agreement or as otherwise permitted), and, except as may otherwise be expressly provided in this Agreement (including Section 3(e) hereof) or the STIP, the LTIP, the DCP or in any Benefit Plan, the Company shall have no further obligation to Employee.

(b)                                 If Employee’s employment is terminated by the Company without Cause or is terminated by Employee for Good Reason, then for so long as Employee complies with his continuing obligations under Section 4 the Company will pay or provide Employee with the following, in addition to any amounts Employee becomes vested in or entitled to under Section 3(e) (Sign On Bonus — Restricted Stock Award):

(i)                                     The Company will continue to pay to Employee his monthly Base Salary in effect immediately before termination of his employment for a period of twelve (12) months beginning on the date of termination of employment (less any amounts the Company may offset or deduct as specified in this Agreement or as otherwise permitted) and pay to Employee an amount each month equal to the cost of providing COBRA medical and dental benefits coverage for such twelve (12)-month period (or, if shorter, the maximum COBRA period).

(ii)                                  With respect to the LTIP:

(A)                               If the termination of employment occurs on or prior to the third (3rd) anniversary of the Effective Date, Employee will be treated as (1) 66-2/3% vested in all time based LTIP shares awarded to Employee in the 2017 annual LTIP grant (such vested percentage to include any shares that have previously vested), so long as the 2017 annual LTIP grant is made on or before the date of termination; and (2) 33-1/3% vested in all time-based LTIP shares awarded to Employee in the 2018 annual LTIP grant (such vested percentage to include any shares that have previously vested), so long as the 2018 annual LTIP grant is made on or before the date of termination.

(B)                               If the termination of employment occurs after the third (3rd) anniversary of the Effective Date, Employee will be entitled to retain only those shares awarded under the LTIP that have otherwise vested in accordance with the terms of the LTIP as of that date.

Notwithstanding the foregoing, if the Company’s making the payments relating to the cost of providing COBRA coverage under this Section 6(b) would violate the nondiscrimination rules applicable to health plans or self-insured plans under Section 105(h) of the Code, or result in the imposition of penalties under the Patient Protection and Affordable Care Act of 2010 and the related regulations and guidance promulgated thereunder (the “PPACA”), the parties agree to reform this Section 6(b) in a manner as is necessary to comply with the PPACA and the Code.  The Employee shall be entitled to the amounts set forth in this Section 6(b) only if he signs an agreement acceptable to the Company that (i) waives any rights the Employee otherwise may have against the Company and (ii) releases the Company from actions, suits, claims, proceedings and demands related to the Employment Period and the termination of employment (except for rights to benefits under the Benefit Plans or as may otherwise be expressly provided in this Agreement).  The Employee must sign and tender the release as described above not later than sixty (60) days following the Employee’s last day of employment, or such earlier date as required by the Company, and if the Employee fails or refuses to do so, the Employee shall forfeit the right to such termination compensation as would otherwise be due and payable.  Payment shall begin on the first pay period following the date that is sixty (60) days after the Employee’s employment terminates.  The initial payment set forth in Section 6(b)(i) shall include any unpaid installment payments from the date the Employee’s employment terminated, subject to the Employee’s executing and tendering the release on the terms as set forth above.

(c)                                  On termination of employment, Employee shall deliver all trade secret, confidential information, records, notes, data, memoranda, and equipment of any nature that are in Employee’s possession or under Employee’s control and that are the property of the Company or relate to the business of the Company, and Employee shall pay to the Company any amounts due and owning from Employee to the Company as specified in this Agreement; provided, however, Employee shall be permitted to retain his personal address book and his cell phone number.

(d)                                 Employee’s obligations under Section 4 through Section 9 of this Agreement shall survive the expiration or termination of this Agreement.  The Company shall have no obligation to make the payments set forth in Section 6(b) above unless and until Employee has fully complied with Employee’s obligations under this Section 6.

(e)                                  For purposes of this Section 6, the following terms have the following meanings:

(i)                                     “Diminished Position” means a position of employment with the Company that reflects any of the following changes or actions, unless Employee has consented to the change or action in writing: (A) a material diminution in Employee’s base compensation, except in connection with an across-the-board decrease affecting other employees of the Company of similar position; (B) a material diminution in Employee’s authority, duties, or responsibilities; (C) a requirement that Employee report to a corporate officer or employee other than the Chief Executive Officer; (D) the relocation of Employee’s principal office with the Company to a location that is greater than 50 miles from Wichita, KS; or (E) any other action or inaction with respect to the terms and conditions of Employee’s employment that constitutes a material breach by the Company of this Agreement.

(ii)                                  “Good Reason” means a voluntary termination of employment by Employee within ninety (90) days after Employee is assigned to a position that is a Diminished Position more than one (1) year and less than three (3) years after the Effective Date, so long as Employee has notified the Company within thirty (30) days after being assigned to a Diminished Position of Employee’s intent to terminate as a result of such assignment and within thirty (30) days after receipt of that notice the Company has not reassigned Employee to a position that is not a Diminished Position.

Section 7.                                           Representations and Warranties.

(a)                                 No Conflicts.  Employee represents and warrants to the Company and Holdings that Employee is under no duty (whether contractual, fiduciary, or otherwise) that would prevent, restrict, or limit Employee from fully performing all duties and services for the Company and Holdings, and the performance of such duties and services shall not conflict with any other agreement or obligation to which Employee is bound, except for obligations relating to confidentiality, non-solicitation of employees and non-disparagement with regard to his prior employer, none of which are expected by Employee to prevent, restrict or limit him from performing any material duties and services for the Company and Holdings.

(b)                                 No Hardship.  Employee represents and acknowledges that Employee’s experience and/or abilities are such that observance of the covenants contained in this Agreement will not cause Employee any undue hardship and will not unreasonably interfere with Employee’s ability to earn a livelihood.

Section 8.                                           Alternative Dispute Resolution.

(a)                                 Mediation.  Employee and the Company agree to submit, prior to arbitration, all unsettled claims, disputes, controversies, and other matters in question between them arising out of or relating to this Agreement (including but not limited to any claim that the Agreement or any of its provisions is invalid, illegal, or otherwise voidable or void) or the dealings or relationship between Employee and the Company (“Disputes”) to mediation in Wichita, Kansas and in accordance with the Commercial Mediation Rules of the American Arbitration Association currently in effect.  The mediation shall be private, confidential, voluntary, and nonbinding.  Any party may withdraw from the mediation at any time before signing a settlement agreement upon written notice to each other party and to the mediator.  The mediator shall be neutral and impartial.  The mediator shall be disqualified as a witness, consultant, expert, or counsel for either party with respect to the matters in Dispute and any related matters.  The Company and Employee shall pay their respective attorneys’ fee and other costs associated with the mediation, and the Company and Employee shall equally bear the costs and fees of the mediator.  If a Dispute cannot be resolved through mediation within ninety (90) days of being submitted to mediation, the parties agree to submit the Dispute to arbitration.

(b)                                 Arbitration.  Subject to Section 8(a), all Disputes will be submitted for binding arbitration to the American Arbitration Association on demand of either party.  Such arbitration proceeding will be conducted in Wichita, Kansas and, except as otherwise provided in this Agreement, will be heard by one (1) arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect.  All matters relating to arbitration will be governed by the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.) and not by any state arbitration law.  The arbitrator will have the right to award or include in his award any relief which he deems proper under the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and reasonable attorneys’ fees and costs, provided that the arbitrator will not have the right to amend or modify the terms of this Agreement.  The award and decision of the arbitrator will be conclusive and binding upon all parties hereto, and judgment upon the award may be entered in any court of competent jurisdiction.  Except as specified above, the Company and Employee shall pay their respective attorneys’ fees and other costs associated with the arbitration, and the Company shall solely bear the costs and fees of the arbitrator.

(c)                                  Confidentiality.  Employee and the Company agree that they will not disclose, or permit those acting on their behalf to disclose, any aspect of the proceedings under Section 8(a) and Section 8(b), including but not limited to the resolution or the existence or amount of any award, to any person, firm, organization, or entity of any character or nature, unless divulged (i) to an agency of the federal or state government, (ii) pursuant to a court order, (iii) pursuant to a requirement of law, (iv) pursuant to prior written consent of the other party, or (v) pursuant to a legal proceeding to enforce a settlement agreement or arbitration award.  This provision is not intended to prohibit nor does it prohibit Employee’s or the Company’s disclosures of the terms of any settlement or arbitration award to their attorney(s), accountant(s), financial advisor(s), or family members, provided that they comply with the provisions of this paragraph and the Company or Employee, as the case may be, shall be responsible for any non-compliance with this paragraph by persons to whom any such terms have been disclosed pursuant to this sentence.

(d)                                 Injunctions.  Notwithstanding anything to the contrary contained in this Section 8, the Company and Employee shall have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction; provided, however, that the Company and Employee must contemporaneously submit the Disputes for nonbinding mediation under Section 8(a) and then for arbitration under Section 8(b) on the merits as provided herein if such Disputes cannot be resolved through mediation.

Section 9.                                           General.

(a)                                 Notices.  All notices required or permitted under this Agreement shall be in writing, may be made by personal delivery or facsimile transmission, effective on the day of such delivery or receipt of such transmission, or may be mailed by registered or certified mail, effective two (2) days after the date of mailing, addressed as follows:

To the Company:

Spirit AeroSystems, Inc.

Attention:  Stacy Cozad, Senior Vice President, General Counsel, and Secretary

3801 S. Oliver
P.O. Box 780008, Mail Code K11-60
Wichita, KS 67278-0008
Facsimile Number:  (316) 526-2019

or such other person or address as designated in writing to Employee.

To Employee:

Thomas C. (Tom) Gentile III

at Employee’s last known residence address or to such other address as designated by Employee in writing to the Company.

(b)                                 Successors.  Neither this Agreement nor any right or interest therein shall be assignable or transferable (whether by pledge, grant of a security interest, or otherwise) by Employee or Employee’s beneficiaries or legal representatives, except by will, by the laws of descent and distribution, or inter vivos revocable living grantor trust as Employee’s beneficiaries.  This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, and Employee and shall be enforceable by them and Employee’s heirs, legatees, and legal personal representatives, provided that the Company may not assign this Agreement except to an acquirer of all or substantially all of its assets and then only if the assignee assumes the obligations hereunder in writing or operation of law.

(c)                                  Waiver, Modification, and Interpretation.  No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by Employee and an appropriate officer of the Company empowered to sign the same by the Board.  No waiver by either party at any time of any breach by the party of, or compliance with, any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.  The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Kansas; provided, however, that the corporate law of the state of incorporation of the Company’s parent shall govern issues related to the issuance of shares of its common stock.  Except as provided in Section 8, any action brought to enforce or interpret this Agreement shall be maintained exclusively in the state and federal courts located in Wichita, Kansas.

(d)                                 Interpretation.  The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement.  No provision of this Agreement shall be interpreted for or against any party hereto on the basis that such party was the draftsman of such provision; and no presumption or burden of proof shall arise disfavoring or favoring any party by virtue of the authorship of any of the provisions of this Agreement.

(e)                                  Counterparts.  The Company and Employee may execute this Agreement in any number of counterparts, each of which shall be deemed to be an original but all of which shall constitute but one instrument.  In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

(f)                                   Invalidity of Provisions.  If a court of competent jurisdiction shall declare that any provision of this Agreement is invalid, illegal, or unenforceable in any respect, and if the rights and obligations of the Parties to this Agreement will not be materially and adversely affected thereby, in lieu of such illegal, invalid, or unenforceable provision the court may add as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as is possible.  If such court cannot so substitute or declines to so substitute for such invalid, illegal, or unenforceable provision, (i) such provision will be fully severable; (ii) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof; and (iii) the remaining provisions of this Agreement will remain in full force and effect and not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom.  The covenants contained in this Agreement shall each be construed to be a separate agreement independent of any other provision of this Agreement, and the existence of any claim or cause of action of Employee against the Company, predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of said covenants.

(g)                                  Entire Agreement.  This Agreement (together with the documents expressly referenced herein) constitutes the entire agreement between the parties, supersedes in all respects any prior agreement between the Company and Employee and may not be changed except by a writing duly executed and delivered by the Company and Employee in the same manner as this Agreement.

(h)                                 No Mitigation.  Employee shall not be required, as a condition to receiving any payments or benefits under this Agreement, to seek or obtain any other employment after any termination of employment hereunder or to take any steps to reduce the amount of any payment or benefit described in this Agreement.  Further, the amount of any payment or benefit provided in this Agreement shall not be reduced by any compensation earned by Employee as the result of any employment by another employer or other compensation for services.

(i)                                     Indemnity.  The Company will indemnify Employee to the same extent the Company indemnifies other comparable level executives of the Company consistent with the Company’s Certificate of Incorporation and Bylaws.

(j)                                    Excess Parachute Payments.  If any portion of the payments or benefits under this Agreement, or under any other agreement with Employee or any plan of the Company or its affiliates (in the aggregate, “Total Payments”), would constitute an “excess parachute payment” and would, but for this paragraph, result in the imposition on Employee of an excise tax under Section 4999 of the Code (the “Excise Tax”), then the Total Payments to be made to Employee shall either be (i) delivered in full, or (ii) delivered in such amount so that no portion of such Total Payments would be subject to the Excise Tax, whichever of the foregoing results in the receipt by Employee of the greatest benefit on an after-tax basis (taking into account the applicable federal, state and local income taxes and the Excise Tax) and the reduction will be made in such manner that results in the maximum amount to be retained by Employee and is in compliance with tax code sections 280G and 409A.  The determination required by this paragraph shall be made by the Company in its reasonable determination and in reliance on its tax advisors.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above to be effective on the Effective Date.

SPIRIT AEROSYSTEMS, INC.

By:	/s/ Samantha J. Marnick

Name:	Samantha J. Marnick

Title:	Senior Vice President/CAO
“Company”

/s/ Thomas C. Gentile III
Tom Gentile

“Employee”